Exhibit 23.1

Consent of Independent Auditor

We hereby consent to the inclusion in the form 8-K/A of GridAI Technologies Corp. dated on April 13, 2026, the consolidated financial statements of Grid AI, Corp. as of September 30, 2025, and the period from inception (April 16, 2024) through September 30, 2025. Our report on the financial statements of Grid AI, Corp. contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ Macias Gini & O’Connell LLP

Irvine, California

April 13, 2026